Exhibit 10.58

FUELCELL ENERGY, INC.
3 Great Pasture Road
Danbury, Connecticut 06813-1305

June 20, 2002

Mr. Jerry Leitman
c/o FuelCell Energy, Inc.
3 Great Pasture Road
Danbury, CT 06813-1305

Dear Jerry:

          As you know, you and FuelCell Energy, Inc. ("FuelCell") are parties to an Employment Agreement, effective as of August 1, 1997 (the "Employment Agreement"). Certain benefits provided you in the Employment Agreement are about to terminate. For and in consideration of your years of service and commitment to FuelCell, FuelCell (by action of its Board of Directors) hereby agrees to modify the Employment Agreement as follows:

          If you cease to be employed by FuelCell at any time on or after August 4, 2002, as a result of FuelCell's termination of you pursuant to Section 7.4 of the Employment Agreement (which shall not include any termination that is otherwise within Article 6 of the Employment Agreement) or your termination of your employment pursuant to Section 7.1 of the Employment Agreement, FuelCell shall pay you as a severance benefit an amount equal to (a) two times your then base salary plus (b) an amount equal to your bonus from FuelCell, if any, for the immediately preceding year. This severance benefit shall be payable by FuelCell through (i) the continuation of your base salary for a period of one year and (ii) the payment of the balance in four equal quarterly installments, with the first such payment due three months after the termination and the final payment due one year after the termination. The severance obligation set forth herein shall be in lieu of and not in addition to any other severance benefits made available to other employees of FuelCell.

               The last sentence of Section 1.1 of the Employment Agreement shall be modified to read in its entirety as follows: "In connection therewith, the Employee shall report to and be subject to the supervision of the Board of Directors."

          As modified above, the Employment Agreement is in full force and effect. If this sets forth your understanding, please indicate below, whereupon it will be a binding agreement between us.

Very truly yours, FUELCELL ENERGY, INC. By /s/ Bernard Baker

Agreed and Accepted by

/s/ Jerry Leitman
           Jerry Leitman